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                                                                     Exhibit 5.1


                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                             200 East Randolph Drive
                             Chicago, Illinois 60601

                                 (312) 861-2000                     Facsimile:
                                                                  (312) 861-2200

                                November 6, 2002

Roundy's, Inc.
and each of the Guarantors
of the Exchange Notes
23000 Roundy Drive
Pewaukee, WI  53072

          Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special legal counsel to Roundy's, Inc., a Wisconsin corporation (the "Issuer"), and each of the other guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the "Guarantors" and the Guarantors, together with the Issuer, are hereinafter referred to as the "Registrants"), in connection with the proposed registration by the Issuer of $225,000,000 in aggregate principal amount of the Issuer's 8 7/8% Senior Notes due 2012, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission (the "Commission") on August 2, 2002, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to indentures (as amended and supplemented from time to time, collectively the "Indenture"), dated as of June 6, 2002, between the Issuer, the Guarantors and BNY Midwest Trust Company, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's Senior Notes due 2012 (the "Old Notes"), of which $225,000,000 in aggregate principal amount is outstanding.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and By-Laws of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, and (iv) the Registration Statement.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as

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Roundy's, Inc.
and each of the Guarantors
________ , 2002
Page 2

copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

         Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

         Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Issuer and Guarantors, respectively.

         We hereby consent to the filing of this opinion with the commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         Our advice on every legal issue addressed in this letter is based exclusively on the law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder, or the federal law of the United States. We note that the issuer and certain of the Guarantors are organized in jurisdictions other than the states of New York or Delaware. We are not licensed to practice law in these other jurisdictions and consequently, in giving this opinion we are relying on the opinions of Whyte Hirschboeck Dudek S.C.; Mika, Meyers, Beckett & Jones, PLC; Vorys, Sater, Seymour and Pease LLP; and Baker & Daniels as to certain matters under Wisconsin, Michigan, Ohio and Indiana law.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

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Roundy's, Inc.

and each of the Guarantors
________ , 2002
Page 3

         This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                                            /s/ Kirkland & Ellis

                                                            KIRKLAND & ELLIS

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                                   SCHEDULE A

Cardinal Foods, Inc.                                         Delaware

Holt Public Storage, Inc.                                    Wisconsin

Insurance Planners, Inc.                                     Wisconsin

I.T.A., Inc.                                                 Wisconsin

Jondex Corp.                                                 Wisconsin

Kee Trans, Inc.                                              Wisconsin

Mega Marts, Inc.                                             Wisconsin

Midland Grocery of Michigan, Inc.                            Michigan

Pick `n Save Warehouse Foods, Inc.                           Wisconsin

Ropak, Inc.                                                  Wisconsin

Rindt Enterprises, Inc.                                      Wisconsin

Scot Lad Foods, Inc.                                         Wisconsin

Scot Lad-Lima, Inc.                                          Ohio

Shop-Rite, Inc.                                              Wisconsin

Spring Lake Merchandise, Inc.                                Ohio

The Copps Corporation                                        Wisconsin

The Midland Grocery Company                                  Ohio

Ultra Mart Foods, Inc.                                       Wisconsin

Village Market, LLC                                          Indiana